EXHIBIT 23 j (2)

CONSENT OF FREDERICK C. SUMMERS, III, A PROFESSIONAL CORPORATION

We consent to the inclusion of our opinion dated October 22, 2009 as an exhibit to this Post-Effective Amendment No. 24 under the Securities Act of 1933 and Post-Effective Amendment No. 25 under the Investment Company Act of 1940 to The Shepherd Fund’s Registration Statement on Form N-1A (File Nos. 33-49808 and 811-6727).  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Frederick C. Summers, III, A Professional Corporation

By:

/s/ Frederick C. Summers, III

Frederick C. Summers, III

Dallas, Texas

October 22, 2009